Exhibit 16.1

[KPMG, LLP LETTERHEAD]

April 6, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Universal Food & Beverage (formerly Cardinal Minerals Inc.) (the “Company”) and under the date of March 24, 2005 we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2003. On April 1, 2005, our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 6, 2005 and we agree with such statements, except that:

(a)	We are not in a position to agree or disagree with the Company’s statement that the change was approved by the board of directors; and

(b)	We are not in a position to agree or disagree with the Company’s statement that BDO Seidman LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the company’s consolidated financial statements.

Very	truly yours,

/s/    KPMG LLP